Exhibit 5.1

 [Opinion of David P. Poole, Esq.]

May 13, 2021

Range Resources Corporation

100 Throckmorton Street

Suite 1200

Fort Worth, TX 76102

Re:	Range Resources Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of Range Resources Corporation, a Delaware corporation (the “Company”). This opinion is rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), eligible for future issuance to the participants under the Range Resources Corporation Amended and Restated 2019 Equity-Based Compensation Plan (the “Plan”).

I, or a member of my staff upon whom I have relied, have examined the Plan and such corporate and other documents and records, and certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law as I have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. In addition, I have assumed and have not verified the accuracy as to factual matters of each document I have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is my opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued and delivered by the Company in the manner and on the terms as described in the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

I consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

/s/ David P. Poole